EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-130763, Form S-8 No. 333-91192, Form S-3 No. 333-169540 and Form S-8 No. 333-178840) previously filed by The LGL Group, Inc. of our report dated March 23, 2011, on our audit of the consolidated financial statements of The LGL Group, Inc. as of December 31, 2010, and for the year then ended, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ J.H. Cohn LLP

Roseland, New Jersey
March 30, 2012